Exhibit 3.1

INDUSTRIAL LOGISTICS PROPERTIES TRUST

COMPOSITE DECLARATION OF TRUST
INCORPORATING:

Articles of Amendment and Restatement filed January 11, 2018
Articles of Amendment filed June 3, 2019

INDUSTRIAL LOGISTICS PROPERTIES TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:  Industrial Logistics Properties Trust, a Maryland real estate investment trust (the “Trust”), formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, hereby amends and restates its Declaration of Trust as currently in effect as provided herein, so that the following provisions are all the provisions of the Declaration of Trust of the Trust as so amended and restated:

ARTICLE I

FORMATION

Section 1.1                                    Formation.  Industrial Logistics Properties Trust, a Maryland real estate investment trust (the “Trust”) is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended, including the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations and rulings (the “Code”); nor shall the trustees of the Trust (hereinafter, each a “Trustee” and, collectively, the “Trustees”) or shareholders of the Trust or any of them for any purpose be, nor be deemed to be, nor be treated in any way whatsoever as, liable or responsible hereunder as partners or joint venturers.

ARTICLE II

NAME

Section 2.1                                    Name.  The name of the Trust is:

Industrial Logistics Properties Trust

The Board of Trustees of the Trust (the “Board of Trustees” or “Board”) may, in its sole discretion, change or use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1                                    Purposes.  The purposes for which the Trust is formed are to engage in any lawful act or activity for which real estate investment trusts may be organized under the general laws of the State of Maryland as now or hereinafter in force including engaging in business as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”).

Section 3.2                                    Powers.  The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in the Declaration of Trust that are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

Section 4.1                                    Resident Agent.  The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Trust may change such resident agent from time to time as the Board of Trustees shall determine. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1                                    Powers.  Subject to any express limitations contained in the Declaration of Trust or adopted by the Board in the Bylaws of the Trust (the “Bylaws”), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees, and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all assets of the Trust. The Board may take any action as in its sole discretion it deems necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Trustees included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

The Board, without any action by or approval of the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a REIT, to determine that compliance with any restriction or limitations on ownership and transfers of Shares (as defined in Section 6.1) set forth in Article VII is no longer required in order for the Trust to qualify for taxation as a REIT, to adopt, amend and repeal Bylaws, to elect officers in the manner prescribed in the Bylaws, to solicit proxies from holders of Shares and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 5.2                                    Manager.  The Board of Trustees shall have the power to appoint, employ or contract with any Person (including any Trustee or any Person affiliated with any Trustee, any Person of which any Trustee is a trustee, director, officer or employee or any Person in which any Trustee has a material financial or other interest) as the Board in its sole discretion deems necessary or desirable as the Trust’s business manager (the “Manager”). The Board may grant or delegate such power and authority to the Manager as the Board in its sole discretion deems necessary or desirable. For purposes of the Declaration of Trust, the Manager shall be deemed to be an “agent” of the Trust.

Section 5.3                                    Initial Trustees; Classification; Number; Qualifications; Election; Vacancies.

(a)                                 Initial Trustees.  The initial Trustees are Adam D. Portnoy and Barry M. Portnoy. As of the time these Articles of Amendment and Restatement become effective (the “Effective Time”), the number of Trustees shall be increased from two to five, Adam D. Portnoy and Barry M. Portnoy shall be the Managing Trustees and Bruce M. Gans, M.D., Lisa Harris Jones and Joseph L. Morea shall be the Independent Trustees, with the terms of office as set forth herein.

(b)                                 Classification.  As of and after the Effective Time, the terms for which Trustees severally serve shall be staggered into the following three classes (each a “Class”): (i) Class I, whose term shall continue until the first annual meeting of shareholders of the Trust held after the Effective Time and until their successors are elected and qualified; (ii) Class II, whose term shall continue until the second annual meeting of shareholders of the Trust held after the Effective Time and until their successors are elected and qualified; and (iii) Class III, whose term shall continue until the third annual meeting of shareholders of the Trust held after the Effective Time and until their successors are elected and qualified. The Trustees serving at the Effective Time shall be assigned to the following Classes:

Name of Trustee	Type of Trustee	Class
Lisa Harris Jones	Independent Trustee	I
Barry M. Portnoy	Managing Trustee	I

Bruce M. Gans, M.D.	Independent Trustee	II
Adam D. Portnoy	Managing Trustee	II
Joseph L. Morea	Independent Trustee	III

Beginning with the first annual meeting of shareholders of the Trust after the Effective Time, at each annual meeting of shareholders of the Trust, the successors of the Class of Trustees whose term continues until that meeting shall be elected to serve for a term continuing until the annual meeting of shareholders of the Trust held in the third year following the year of their election and the election and qualification of his or her successor.

The Board of Trustees may, without any action by or approval of the shareholders of the Trust, determine by resolution those Trustees in each Class that shall be elected by shareholders of a particular class or series of Shares and reassign Trustees from one Class to another Class at any time and from time to time. If the number of Trustees is changed, any increase or decrease shall be apportioned among the Classes by resolution of the Board of Trustees. Each Class shall consist of at least one Trustee. No reduction in the number of Trustees shall have the effect of removing any Trustee from serving as a Trustee unless the Trustee is specifically removed pursuant to Section 5.3 at the time of the decrease.

(c)                                  Number of Trustees.  The number of Trustees may be increased or decreased only by the Board of Trustees, subject to the express voting powers of any class or series of Shares hereafter authorized and then outstanding; provided, however, that the number of Trustees shall in no event be less than three.

(d)                                 Qualifications.  A Trustee must be at least 21 years of age, not under legal disability, not have been convicted of a felony and meet the qualifications of an “Independent Trustee” or a “Managing Trustee,” as applicable. An “Independent Trustee” is one who is not an employee of the Manager, who is not involved in the Trust’s day to day activities and who meets the qualifications of an independent director under the applicable rules and requirements of the principal securities exchange upon which the Shares are listed for trading and the Securities and Exchange Commission, as those requirements may be amended from time to time. A “Managing Trustee” is one who has been an employee, officer or director of the Manager or its parent or involved in the Trust’s day to day activities for at least one year prior to his or her election as a Trustee. A majority of the Trustees holding office shall at all times be Independent Trustees, except for temporary periods due to vacancies. If the number of Trustees, at any time, is set at less than five, at least one Trustee shall be a Managing Trustee. So long as the number of Trustees shall be five or greater, at least two Trustees shall be Managing Trustees, except for temporary periods due to vacancies. The Board may at any time and from time to time, by amendment of the Bylaws, establish different or additional qualifications for Trustees, including, without limitation, by establishing qualifications for Independent Trustees or Managing Trustees different from or additional to the definitions in this Section 5.3(d) or altering the number of Independent Trustees and Managing Trustees. Nothing herein shall preclude any Trustee from also serving as an officer, representative, employee or agent of the Trust, or as a director, trustee, officer, owner, representative, employee or agent of the Manager, any affiliate of the Manager or any other Person, nor shall anything herein be construed to require that a Trustee own any Shares.

(e)                                  Voting for Election of Trustees by Shareholders.  Except as may be mandated by any applicable law or the listing requirements of the principal securities exchange on which the Shares are listed, and subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, a plurality of all of the votes cast for the election of a Trustee at a meeting of shareholders of the Trust duly called and at which a quorum is present is required to elect a Trustee. In case of the failure to elect any Trustee at an annual meeting of shareholders of the Trust, the incumbent Trustee who was up for election at that meeting may hold over and continue to serve as a Trustee for the full term of the trusteeship in which he or she was nominated and until the election and qualification of his or her successor. The failure of shareholders of the Trust to elect Trustees at an annual meeting of shareholders of the Trust shall not cause vacancies on the Board of Trustees requiring the officers of the Trust to call a special meeting of shareholders of the Trust to elect Trustees pursuant to Section 8.1 unless all Trustees, including holdover Trustees, are unwilling or unable to continue to serve.1

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1 This provision has been revised to reflect changes effectuated by the Articles of amendment file June 3, 2019.

(f)                                   Vacancies on the Board.  Subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, any vacancy in the position of Trustee as a result of any reason, including a vacancy caused by the death, resignation, retirement, removal or incapacity of any Trustee, or resulting from an increase in the number of Trustees, may be filled only by the affirmative vote of a majority of the Trustees then remaining in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until the election and qualification of his or her successor. If for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect the Declaration of Trust or the Bylaws.

Section 5.4                                    Resignation or Removal.  Any Trustee may resign or retire as a Trustee by an instrument in writing signed by him or her and delivered to the Secretary of the Trust, and such resignation or retirement shall be effective upon such delivery or at a later date specified in the instrument. The acceptance of a resignation or retirement shall not be necessary to make it effective unless otherwise stated in the resignation or retirement. A Trustee judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment. A Trustee may be removed, (1) only for cause, at a meeting of shareholders of the Trust properly called for that purpose, by the affirmative vote of 75% of all of the votes entitled to be cast for the election of such Trustee, or (2) with or without cause, by the affirmative vote of 75% of the remaining Trustees. For purposes of the provisions of the Declaration of Trust and the Bylaws regarding the removal of a Trustee, “cause” means, with respect to a particular Trustee, the incapacity of such Trustee, such Trustee’s conviction of a felony or a final, non-appealable judgment of a court or arbitration panel of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

Section 5.5                                    Determinations by Board.  The determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of Shares or the payment of other distributions on Shares; the amount of paid in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created or shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting or other powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the number of issued and outstanding Shares of any class or series of the Trust; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; any matter relating to the acquisition, holding or disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any Person; the compensation of Trustees, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or the Bylaws or otherwise to be determined by the Board of Trustees.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1                                    Authorized Shares.  The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue 100,000,000 Shares, consisting of 100,000,000 common shares of beneficial interest, $.01 par value per share (“Common Shares”). If Shares of one class or series are classified or reclassified into Shares of another class or series of Shares pursuant to this Article VI, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Trust has authority to issue shall not be more than the total number of Shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, without any action by or approval of the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2                                    Common Shares.  Subject to the provisions of Article VII, and except as may be otherwise specified in the Declaration of Trust, each Common Share shall entitle the holder thereof to, (a) one vote on each matter upon which holders of Common Shares are entitled to vote, and (b) one vote for each Trustee to be elected and for whose election the holder is entitled to vote. Subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, there will be no cumulative voting for the election of Trustees by shareholders of the Trust. The Board of Trustees may, without any action by or approval of the shareholders of the Trust, reclassify any unissued Common Shares from time to time into one or more classes or series of Shares, and such reclassified Shares may have powers, preferences and rights that are preferential, rank prior or are superior to those of any other class or series of a class of Shares, including the Common Shares.

Section 6.3                                    Classified or Reclassified Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall, (a) designate that class or series, (b) specify the number of Shares to be included in that class or series, (c) set, subject to the provisions of Article VII, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for that class or series, and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”) with respect to that class or series. Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.3 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, determination or action by the Trust or any other Person or body) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.4                                    Authorization by Board of Share Issuance.  The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities, rights or warrants convertible into or exercisable for Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration), subject to such restrictions or limitations, if any, as are set forth in the Declaration of Trust or the Bylaws.

Section 6.5                                    Declaration of Trust and Bylaws.  All rights, powers and privileges of all holders of Shares and the terms of all Shares are subject to the provisions of the Declaration of Trust and the Bylaws. All Persons who acquire or receive Shares, or any interest therein, shall be held, by virtue of such acquisition or receipt, to have expressly assented and agreed to the Declaration of Trust and the Bylaws and to have acquired or received such Shares or interest subject to the provisions of the Declaration of Trust and the Bylaws. The Bylaws may contain any provision that is not inconsistent with law or the Declaration of Trust, including, without limitation, provisions, (a) for informational and other requirements for shareholders of the Trust proposing the nomination of one or more individuals for election as a Trustee or any other business for consideration at a meeting of shareholders of the Trust, (b) interpreting or carrying out the intent and purposes of the Declaration of Trust, and (c) for the forum with respect to any disputes, claims or controversies, including any disputes, claims or controversies brought by or on behalf of any present or former holder of Shares either on his, her or its own behalf, on behalf of the Trust or on behalf of any class or series of Shares or present or former holders of Shares, and such provisions in the case of (c) may provide that any such forum may or may not be exclusive or mandatory. The Board of Trustees shall have the exclusive power to make, alter, amend or repeal the Bylaws.

Section 6.6                                    Dividends and Distributions.  The Board of Trustees may from time to time authorize and cause the Trust to declare and pay to holders of any class or series of Shares such dividends or other distributions, in cash or other assets of the Trust or in Shares or other securities of the Trust or from any other source as the Board of Trustees in its sole discretion shall determine. Shareholders of the Trust shall have no right to any dividend or other distribution unless and until authorized by the Board of Trustees and declared by the Trust. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares then outstanding.

Section 6.7                                    General Nature of Shares.  All Shares shall be personal property entitling the shareholders of the Trust only to those rights provided in the Declaration of Trust and the Bylaws. The shareholders of the Trust shall have no interest in the assets of the Trust and shall have no right to compel any partition, division, dividend or other distribution of the Trust or of the assets of the Trust. The death of a shareholder of the Trust shall not terminate the Trust or affect its continuity nor give his or her legal representative any rights whatsoever, whether against or in respect of other shareholders, the Trustees or the trust estate or otherwise, except the sole right to demand and, subject to the provisions of the Declaration of Trust, the Bylaws and any requirements of law, to receive a new certificate for Shares registered in the name of such legal representative, in exchange for the certificate held by such shareholder. The Trust is entitled to treat as shareholders of the Trust only those Persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

Section 6.8                                    Fractional Shares.  The Trust may, without any action by or approval of the shareholders of the Trust, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the Person entitled to it or pay cash for the fair value of a fraction of a Share.

Section 6.9                                    Divisions and Combinations of Shares.  To the maximum extent that Maryland law in effect from time to time permits, and subject to an express provision to the contrary in the terms of any class or series of Shares hereafter authorized and then outstanding, the Board of Trustees shall have the power to divide, split or combine (by issuing or redeeming, as applicable, Shares pro rata or by any other lawful means) the outstanding Shares of any class or series, without any action by or approval of the shareholders of the Trust.

ARTICLE VII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1                                    Definitions.  Capitalized terms used in this Article VII shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, another Person controlled by, controlling or under common control with such Person.

“Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including through a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Charitable Trust as determined pursuant to Section 7.3(g), provided that each such organization shall be described in Sections 501(c)(3), 170(b)(1)(A) (other than clause (vii) or (viii) thereof) and 170(c)(2) of the Code and contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Charitable Trust” shall mean any trust provided for in Section 7.2(a)(ii) and Section 7.3(a).

“Charitable Trustee” shall mean each Person, unaffiliated with the Trust and any Prohibited Owner, that is appointed by the Trust from time to time to serve as a trustee of a Charitable Trust as provided by Section 7.3(a).

“Code” shall have the meaning set forth in Section 1.1.

“Common Shares” shall have the meaning set forth in Section 6.1.

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including through a nominee), and shall include any interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the

Code, or treated as beneficially owned under Rule 13d-3 under the Exchange Act. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean, (a) a shareholder of the Trust for whom an Excepted Holder Limit (if any) is created by the Board of Trustees pursuant to Section 7.2(e)(i), (b) SIR, (c) the Manager, (d) RMR, (e) the Managed Entities, (f) Affiliates of SIR, the Manager, RMR or the Managed Entities, and (g) on account of Constructive Ownership, Persons to whom SIR’s, the Manager’s, RMR’s or a Managed Entity’s share ownership is attributable or whose share ownership is attributable to SIR, the Manager or RMR.

“Excepted Holder Limit” shall mean, provided that and only so long as the affected Excepted Holder complies with all of the requirements (if any) established by the Board of Trustees pursuant to Section 7.2(e), the percentage limit (if any) established by the Board of Trustees with respect to such Excepted Holder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Managed Entities” shall mean the Persons to whom RMR, directly or indirectly, provides management services.

“Manager” shall have the meaning set forth in Section 5.2.

“Market Price” with respect to Shares on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to such Shares, or if such Shares are not listed or admitted to trading on any National Securities Exchange, the last sale price in the over the counter market, or if no trading price is available for such Shares, the fair market value of such Shares as determined by the Board of Trustees.

“National Securities Exchange” shall mean a securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

“Ownership Limit” shall mean, (a) with respect to Common Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Common Shares outstanding at the time of determination, and (b) with respect to any other class or series of Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Shares of such class or series outstanding at the time of determination.

“Person” shall have the meaning set forth in Section 13.5(a).

“Prohibited Owner” shall mean any Person that, but for the provisions of this Article VII, would Beneficially Own or Constructively Own Shares causing an Ownership Violation (as defined in Section 7.2(a)(ii)) and, if appropriate in the context, shall also mean any Person that would have been the holder of record on the books of the Trust or the Trust’s transfer agent of Shares that the Prohibited Owner would have so owned.

“REIT” shall have the meaning set forth in Section 3.1.

“RMR” shall mean The RMR Group Inc., a Maryland corporation, its successors and assigns, and their consolidated subsidiaries, together and each individually.

“SIR” shall mean Select Income REIT, a Maryland real estate investment trust, its successors and assigns, and their consolidated subsidiaries, together and each individually.

“Shares” shall have the meaning set forth in Section 6.1.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take any such action or cause any such event) that causes, or but for the provisions of this Article VII would cause, any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive distributions on Shares, including, (a) any change in the capital structure of the Trust which has the effect of increasing the total equity interest of any Person in the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, (c) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (e) transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares, in each case, whether voluntary or involuntary, whether owned of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall have the meaning set forth in Section 1.1.

Section 7.2                                    Restrictions on Ownership.

(a)                                 Ownership Limitations.

(i)                                     Basic Restrictions.  (A) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Ownership Limit. (B) No Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit (if any) applicable to such Excepted Holder. (C) No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust failing to qualify for taxation as a REIT, including such Beneficial Ownership or Constructive Ownership resulting in the Trust (x) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (y) owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust (or its subsidiaries) from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code. (D) Subject to Section 7.6, notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated interdealer quotation system) that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares. The number and value of the outstanding Shares (or any class or series thereof) held or owned by any Person (including within the meaning of, (A) Section 542(a)(2) of the Code as modified by Section 856(h) of the Code, or (B) Section 856(d) of the Code) shall be determined by the Board of Trustees, which determination shall be conclusive for all purposes.

(ii)                                  Transfer in Trust or Voided Transfer.  If any Transfer occurs (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated interdealer quotation system) which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of
Section 7.2(a)(i)(A), Section 7.2(a)(i)(B) or Section 7.2(a)(i)(C), as applicable (any such violation an “Ownership Violation”), then: (A) that number of Shares, the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause an Ownership Violation by such Person (rounded upward to the nearest whole share, and such excess shares, as so rounded, the “Excess Shares”), shall be automatically transferred to a Charitable Trust or Charitable Trusts for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the business day prior to the date of such determination of such Transfer, and such Person shall acquire no rights in the Excess Shares; or (B) if the transfer to the Charitable Trust or Charitable Trusts described in Section 7.2(a)(ii)(A) would not be effective for any reason to prevent an Ownership Violation, then the Transfer of that number of Shares that otherwise would cause an Ownership Violation by any Person

(rounded up to the nearest whole share) shall be void ab initio, in which case the intended transferee shall acquire no rights in the Excess Shares.

In determining which Shares are to be transferred to a Charitable Trust in accordance with this Section 7.2(a)(ii) and Section 7.3, Shares shall be so transferred to a Charitable Trust in such manner that minimizes the aggregate value of the Shares that are transferred to the Charitable Trust (except to the extent that the Board of Trustees determines that the Shares transferred to the Charitable Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 7.2(a)(ii)), and to the extent not inconsistent therewith, on a pro rata basis.

(iii)                               Cooperation.  The shareholder that would otherwise constitute a Prohibited Owner absent the application of the provisions of Section 7.2(a)(ii) shall use best efforts and take all actions necessary or requested by the Trust to cooperate with effecting the actions taken by the Board of Trustees pursuant to Section 7.2(a)(ii), including informing the Trust where and by whom any Excess Shares may be held and instructing its agents to cooperate in the prompt implementation and effectuation of the actions so taken by the Board of Trustees.

(b)                                 Remedies for Breach.  If the Board of Trustees shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 7.2(a)(i) (whether or not such violation is intended), the Board of Trustees is authorized to take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or the Trust’s transfer agent or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer in violation of Section 7.2(a)(i) (or other event that results in a violation of Section 7.2(a)(i)) shall automatically result in the transfer to a Charitable Trust as described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees. Such Person shall be liable, without limitation, for all costs incurred in connection therewith and pursuant to Section 8.7, including the costs and expenses of the Charitable Trustee under Section 7.4. This Section 7.2(b) shall not in any way limit the provisions of Section 7.2(a)(ii).

(c)                                  Notice of Restricted Transfer.  Any Person that acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.2(a)(i), or any Person that would have owned Excess Shares, shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice to the Trust and provide to the Trust such other information as the Trust may request.

(d)                                 Owners Required to Provide Information.  Every Person that is a Beneficial Owner or Constructive Owner of five percent or more (or such lower percentage as required by the Code) of the Shares of any series or class outstanding at the time of determination, within 30 days after the end of each taxable year and also within three business days after a request from the Trust, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and (if requested by the Trust) Constructively Owned by it, and a description of the manner in which such Shares are held; provided that a shareholder that holds Shares as nominee for another Person, which other Person is required to include in gross income the distributions received on such Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the shareholder is the nominee. Each Person that is a Beneficial Owner or Constructive Owner of Shares and each Person (including the shareholder) that is holding Shares for a Beneficial Owner or Constructive Owner shall provide in writing to the Trust such information as the Trust may request in order to determine the Trust’s qualification for taxation as a REIT and the Trust’s compliance with other applicable laws or requirements of any governmental authority and to comply with the requirements of any taxing authority or other governmental authority or to determine such compliance.

(e)                                  Exceptions.

(i)                                     Subject to Section 7.2(a)(i)(C), the Board of Trustees, in its sole discretion, may exempt (prospectively or retroactively) any Person from any of the ownership limitations set forth in Section 7.2(a)(i) and establish, increase or decrease an Excepted Holder Limit for such Person if:  (A) such Person provides to the Board of Trustees, for the benefit of the Trust, such representations and undertakings, if any, as the Board of Trustees may, in its sole discretion, determine to be necessary or advisable in order for it to make the determination that the Beneficial Ownership or Constructive Ownership of Shares by such Person in excess of the Ownership Limit will not now or in the future jeopardize the Trust’s ability to qualify for taxation as a REIT under the Code; (B) such Person’s ownership of Shares pursuant to an exception granted hereunder (together with the ownership of Shares by all other Persons as permitted under this Article VII, taking into account any previously granted exceptions pursuant hereto) would not cause a default under the terms of any contract to which the Trust or any of its subsidiaries is a party or reasonably expects to become a party; (C) such Person’s ownership of Shares in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the ownership of Shares by all other Persons as permitted under this Article VII, taking into account any previously granted exceptions pursuant hereto) is in the best interests of the Trust, as determined by the Board of Trustees; and (D) such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will give rise to the application of the remedies set forth in Section 7.2(a)(ii) and Section 7.2(b) with respect to Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person unless the Board determines that the agreement set forth in this Section 7.2(e)(i)(D) is not necessary or advisable.

(ii)                                  Prior to granting any exception pursuant to Section 7.2(e)(i), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification for taxation as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(iii)                               In determining whether to grant any exemption pursuant to Section 7.2(e)(i), the Board of Trustees may, but need not, consider, among other factors, (A) the general reputation and moral character of the Person, (B) whether the Person’s ownership of Shares would be direct or through ownership attribution, (C) whether the Person’s ownership of Shares would interfere with the conduct of the Trust’s business, including the Trust’s ability to make additional investments, (D) whether granting an exemption for the Person would adversely affect any of the Trust’s existing contractual arrangements or the execution of any of the Trust’s strategies or business policies, (E) whether the Person to which the exception would apply has been approved as an owner of the Trust by all regulatory or other governmental authorities with jurisdiction over the Trust, and (F) whether the Person to which the exemption would apply is attempting to change control of the Trust or affect its policies in a way that the Board of Trustees, in its sole discretion, considers adverse to the best interests of the Trust or the shareholders of the Trust. Nothing in this Section 7.2(e)(iii) shall be interpreted to mean that the Board of Trustees may not act in its sole discretion in making any determination under Section 7.2(e)(i).

(iv)                              An underwriter or initial purchaser that participates in a public offering, a private placement or a forward sale or distribution of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering, private placement or forward sale or distribution as determined by the Board of Trustees.

(f)                                   Increase or Decrease in Ownership Limit. Subject to Section 7.2(a)(i)(C), the Board of Trustees may from time to time increase the Ownership Limit (or any portion thereof) for one or more Persons and decrease the Ownership Limit (or any portion thereof) for all other Persons; provided, however, that, (i) any such decreased Ownership Limit (or portion thereof) will not be effective for any Person whose ownership in

Shares is in excess of the decreased Ownership Limit (or portion thereof) until such time as such Person’s ownership in Shares equals or falls below the decreased Ownership Limit (or such decreased portion thereof), but any further Transfers of any Shares resulting in such Person’s Beneficial Ownership or Constructive Ownership thereof creating an increased excess over the decreased Ownership Limit (or portion thereof) will be in violation of the decreased Ownership Limit (or portion thereof), and (ii) any new Ownership Limit (or portion thereof) would not result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Shares permitted to be Beneficially Owned under such new Ownership Limit, taking into account clause (i) of this proviso permitting ownership in excess of the decreased Ownership Limit (or portion thereof) in certain cases.

Section 7.3                                    Transfer of Shares.

(a)                                 Ownership in Charitable Trust.  Upon any purported Transfer or other event described in Section 7.2(a)(ii) that results in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee or trustees, as applicable, of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 7.3(e)). Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2(a)(ii). Any Charitable Trustee shall be appointed by the Trust and shall be a Person meeting the qualifications set forth in Section 7.1. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3(g).

(b)                                 Status of Shares Held by a Charitable Trustee.  Shares held in trust by a Charitable Trustee shall be issued and outstanding Shares of the Trust. Except to the extent otherwise provided in this Section 7.3, the Prohibited Owner shall:

(i)                                     have no rights in any Shares held in trust by the Charitable Trustee;

(ii)                                  not benefit economically from ownership of any Shares held in trust by the Charitable Trustee;

(iii)                               have no rights to dividends or other distributions with respect to any Shares held in trust by the Charitable Trustee;

(iv)                              not possess any rights to vote or other rights attributable to any Shares held in trust by the Charitable Trustee; and

(v)                                 have no claim, cause of action or other recourse whatsoever against the purported transferor of any Shares held in trust by the Charitable Trustee.

(c)                                  Ordinary Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to ordinary dividends or other distributions with respect to Shares held in trust by the Charitable Trustee, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 7.3(e)). Any ordinary dividend or other distribution paid with respect to any Shares which constituted Excess Shares at such time and prior to the discovery by the Trust that the Shares have been transferred to the Charitable Trustee shall be paid by the Prohibited Owner to the Charitable Trustee upon demand and any ordinary dividend or other distribution authorized but unpaid with respect to such Shares shall be paid when due to the Charitable Trustee. Any ordinary dividends or other distributions so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in trust by the Charitable Trustee and, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion), (i) to rescind as void any vote cast by a Prohibited Owner with respect to such Shares at any time such Shares constituted Excess Shares with respect to such Prohibited Owner, and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, as determined by the Board of Trustees, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders of the Trust entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of shareholders of the Trust.

(d)                                 Rights upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held in trust by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in trust by the Charitable Trustee in any liquidation, dissolution or winding up or distribution of the assets of the Trust, in accordance with Section 7.3(e).

(e)                                  Extraordinary Distribution and Sale of Shares by Charitable Trustee. Unless otherwise directed by the Board of Trustees, within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, or as soon thereafter as reasonably practicable, the Charitable Trustee shall sell the Shares held in trust by the Charitable Trustee (together with the right to receive dividends or other distributions with respect to such Shares as to any Shares transferred to the Charitable Trustee as a result of the operation of Section 7.2(a)(ii)) to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate. Upon any such sale or any receipt by the Charitable Trust of an extraordinary dividend or other distribution, the Charitable Trustee shall distribute the net proceeds of the sale or extraordinary dividend or other distribution to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3(e).

A Prohibited Owner shall receive the lesser of: (A) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to become Excess Shares (for example, in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to become Excess Shares, in each case reduced by any amounts previously received by the Prohibited Owner pursuant to this Section 7.3(e) in connection with prior extraordinary dividends or other distributions; and (B) the proceeds received by the Charitable Trustee (net of any commissions and other expenses of the Charitable Trustee and the Trust as provided in Section 7.4) from the sale or other disposition of the Shares held in trust by the Charitable Trustee plus any extraordinary dividends or other distributions received by the Charitable Trustee. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of ordinary dividends or other distributions which have been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3(c). Any net sales proceeds and any extraordinary dividends or other distributions in excess of the amount payable to the Prohibited Owner, less the costs, expenses and compensation of the Charitable Trustee and the Trust as provided in Section 7.4, shall be paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then, (A) such Shares shall be deemed to have been sold on behalf of the Charitable Trust, and (B) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3(e), such excess shall be paid promptly to the Charitable Trustee upon demand.

(f)                                   Trust’s Purchase Right in Excess Shares.  Notwithstanding any transfer of Excess Shares to a Charitable Trust pursuant to this Article VII, Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of, (i) the price per Share in the transaction that resulted in such Shares becoming Excess Shares (or, if the Prohibited Owner did not give value for such Shares, such as in the case of a gift, devise or other such transaction, the Market Price per Share on the day of the event causing the Shares to become Excess Shares), and (ii) the Market Price per Share on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee, if any, has sold the Shares held in trust by the Charitable Trustee, if any, pursuant to Section 7.3(e). Upon such a sale to the Trust, if a Charitable Trust has been established pursuant to this Article VII, the interest of the Charitable Beneficiary in the Shares sold shall terminate. The Charitable Trustee shall distribute the net proceeds of the sale in accordance with Section 7.3(e).

(g)                                  Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Trust shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that, (i) Shares held in trust by the Charitable Trustee would not violate the restrictions set forth in Section 7.2(a)(i) in the hands of such Charitable Beneficiary, and (ii) contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The Charitable Beneficiary shall not obtain any enforceable right to the Charitable Trust or any of its trust corpus until so designated and thereafter any such rights remain subject to the provisions of this Article VII, including Section 7.3(h). Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided for in Section 7.2(a)(ii) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment. The Trust may, in its sole discretion, designate a substitute or additional nonprofit organization meeting the requirements of this Section 7.3(g) as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Trust with respect to the application of this Article VII shall be binding on each Charitable Beneficiary.

(h)                                 Retroactive Changes.  Notwithstanding any other provisions of this Article VII, the Board of Trustees is authorized and empowered to retroactively amend, alter or repeal any rights which the Charitable Trust, the Charitable Trustee or the Charitable Beneficiary may have under this Article VII, including granting retroactive Excepted Holder status to any otherwise Prohibited Owner, with the effect of any transfer of Excess Shares to a Charitable Trust being fully and retroactively revoked; provided, however, that the Board of Trustees shall not have the authority or power to retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the Charitable Trustee pursuant to Section 7.4.

Section 7.4                                    Costs, Expenses and Compensation of Charitable Trustee and the Trust.

(a)                                 The Charitable Trustee shall be indemnified by the Trust or from the proceeds from the sale of Shares held in trust by the Charitable Trustee, as further provided in this Article VII, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article VII.

(b)                                 The Charitable Trustee shall be entitled to receive reasonable compensation for services provided by the Charitable Trustee in connection with serving as a Charitable Trustee, the amount and form of which shall be determined by agreement of the Board of Trustees and the Charitable Trustee.

(c)                                  Costs, expenses and compensation payable to the Charitable Trustee pursuant to Section 7.4(a) and Section 7.4(b) may be funded from the Charitable Trust or by the Trust. The Trust shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee pursuant to Section 7.4(a) and Section 7.4(b)) from the Charitable Trust for any such amounts funded by the Trust.

(d)                                 Costs and expenses incurred by the Trust in the process of enforcing the ownership limitation set forth in Section 7.2(a)(i), in addition to reimbursement of costs, expenses and compensation of the Charitable Trustee which have been funded by the Trust, may be collected from the Charitable Trust; provided, however, that the ability of the Trust to fund its costs from the Charitable Trust shall not relieve the Prohibited Owner from his or her obligation to reimburse the Trust for costs under Section 8.7, except to the extent the Trust has in fact been previously paid from the Charitable Trust; nor will the possibility of the Trust receiving payment from the Charitable Trust create a marshalling obligation which would require the Trust to reimburse itself from the Charitable Trust before enforcing the Trust’s claims under Section 8.7 or otherwise.

Section 7.5                                    Legend.  Each certificate for Shares, if any, shall bear a legend describing the restrictions on transferability of Shares contained herein or, instead of a legend, the certificate may state that the

Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 7.6                                    Transactions on a National Securities Exchange.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of a National Securities Exchange or any automated interdealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.7                                    Authority and Enforcement.  The Board of Trustees shall have all power and authority necessary or advisable to implement the provisions of this Article VII. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII. Nothing contained in this Article VII shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust’s qualification for taxation as a REIT.

Section 7.8                                    Non-Waiver.  No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

Section 7.9                                    Enforceability.  If any of the restrictions on Transfer of Shares contained in this Article VII are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then, to the maximum extent permitted by law, the Prohibited Owner may be deemed, at the option of the Trust, to have acted as an agent of the Trust or the Charitable Trustee in acquiring such Shares and to hold such Shares on behalf of the Trust or the Charitable Trustee.

ARTICLE VIII

SHAREHOLDERS

Section 8.1                                    Meetings of Shareholders.

(a)                                 There shall be an annual meeting of shareholders of the Trust, to be held on proper notice at such time and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, meetings of the shareholders of the Trust, including the annual meeting and any special meetings, may be called only by the Board of Trustees. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of shareholders of the Trust entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Board of Trustees in its sole discretion shall determine or as shall be set forth in a provision of the Bylaws approved by the Board of Trustees.

(b)                                 No business shall be transacted at a special meeting of shareholders of the Trust other than business that is brought before the meeting pursuant to the Trust’s notice of meeting by or at the direction of the Board of Trustees or otherwise properly brought before the meeting by or at the direction of the Board of Trustees.

(c)                                  Nominations of individuals for election as Trustees and proposals of other business to be considered at an annual meeting of shareholders of the Trust may be made only, (i) pursuant to the Trust’s notice of meeting by or at the direction of our Board of Trustees or otherwise properly brought before the meeting by or at the direction of the Board of Trustees, or (ii) by a shareholder of the Trust who is entitled to vote at the meeting, is entitled to make nominations or proposals and has complied with the advance notice procedures, ownership and other requirements set forth in provisions of the Bylaws approved by the Board.

Section 8.2                                    No Shareholder Action by Written Consent.  Shareholders of the Trust shall not be authorized or permitted to take any action, including whether required or permitted to be taken at a meeting of shareholders, by written consent, and actions of shareholders of the Trust may only be taken at a meeting of shareholders of the Trust called and held in accordance with the Declaration of Trust and the Bylaws.

Section 8.3                                    Voting Rights.

(a)                                 Subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, the shareholders of the Trust shall be entitled to vote only on the following matters: (a) the election of Trustees as provided in Section 5.3 and the removal of Trustees for cause as provided in Section 5.3; (b) an amendment of the Declaration of Trust to the extent shareholder approval is required by Section 10.3 and provided such amendment has first been approved by 60% of the Trustees then in office, including 60% of the Independent Trustees; (c) the termination of the Trust to the extent shareholder approval is required by Section 12.2 and provided such termination has first been approved by 60% of the Trustees then in office, including 60% of the Independent Trustees; (d) the merger, conversion or consolidation of the Trust to the extent shareholder approval is required by Title 8 and provided such merger, conversion or consolidation has first been approved by 60% of the Trustees then in office, including 60% of the Independent Trustees; (e) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Trust to the extent shareholder approval is required by Title 8 and provided such merger, conversion or consolidation has first been approved by 60% of the Trustees then in office, including 60% of the Independent Trustees; and (f) such other matters with respect to which the Board of Trustees has first adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders of the Trust for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders of the Trust at any meeting or otherwise shall in any way bind the Board of Trustees or the Trust.

(b)                                 Except as otherwise provided in the Declaration of Trust or provisions of the Bylaws approved by the Board of Trustees or mandated by applicable law, and subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, at a meeting of shareholders of the Trust duly called and at which a quorum is present, with respect to any matter submitted by the Board of Trustees to shareholders of the Trust for approval or otherwise voted upon by shareholders of the Trust, a majority of all the votes cast shall be required to approve the matter. Subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, on any matter submitted to a vote of shareholders of the Trust, all Shares then entitled to vote shall, except as otherwise provided in the Declaration of Trust or provisions of the Bylaws approved by the Board of Trustees, be voted in the aggregate as a single class without regard to class or series of Shares, except that if the Board of Trustees has determined that the matter affects only the interests of one or more series or classes of Shares, only shareholders of such series or classes shall be entitled to vote thereon.

Section 8.4                                    Preemptive and Appraisal Rights.  Except as is expressly provided by the Board of Trustees in the terms of classified or reclassified Shares pursuant to Section 6.2 or Section 6.3, or as may otherwise expressly be provided by a contract approved by the Board of Trustees, no holder of Shares of any class or series shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional Shares of any class or series or any other security of the Trust which the Trust may issue or sell, or (b) have any right to require the Trust to pay to such holder the fair value of such holder’s Shares in an appraisal or similar proceeding, whether at common law or otherwise, including any right to exercise the rights of an objecting shareholder provided for under Title 8 and Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute (the “MGCL”).

Section 8.5                                    Extraordinary Actions.  Except as specifically provided in Section 5.3 (relating to removal of Trustees) or provisions of the Bylaws approved by the Board, and subject to Section 8.6 and Section 10.3, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action shall be effective and valid if approved or declared advisable by the Board of Trustees and taken or approved by, (a) the affirmative vote of a majority of all of the votes entitled to be cast on the matter, or (b) if Maryland law hereafter permits the effectiveness of a vote described in this clause (b), the affirmative vote of a majority of all the votes cast on the matter.

Section 8.6                                    Board Approval.  The submission of any action to shareholders of the Trust for their consideration shall first be approved or advised by the Board of Trustees, and shareholders of the Trust shall not otherwise be entitled to act thereon except as otherwise expressly required by law.

Section 8.7                                    Indemnification of the Trust.  To the maximum extent permitted by Maryland law in effect from time to time, each shareholder will be liable to the Trust for, and shall indemnify and hold harmless the Trust (and any affiliates thereof) from and against, all costs, expenses, penalties, fines or other amounts, including reasonable attorneys’ and other professional fees, whether third party or internal, arising from such shareholder’s breach of or failure to fully comply with any covenant, condition or provision of the Declaration of Trust or the Bylaws or any action by or against the Trust in which such shareholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the lesser of 18% per annum and the maximum amount permitted by law, from the date such costs or other amounts are incurred until the receipt of payment.

Section 8.8                                    Compliance with Law.  Each shareholder of the Trust shall comply with the Declaration of Trust and the Bylaws and shall comply, and assist the Trust in complying, with all applicable requirements of federal and state laws, including all rules and regulations promulgated thereunder, and the contractual obligations of the Trust, in connection with such shareholder’s ownership interest in the Trust and all other laws which apply to the Trust or any subsidiary of the Trust or their respective businesses, assets or operations and which require action or inaction on the part of such shareholder.

ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION AND TRANSACTIONS WITH THE TRUST

Section 9.1                                    Limitation of Shareholder Liability.  No present or former shareholder of the Trust shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of the Trust solely by reason of being or having been a shareholder.

Section 9.2                                    Limitation of Trustee and Officer Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no current or former Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, or arising by reason of his or her action on behalf of the Trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that, (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 9.3                                    Express Exculpatory Clauses and Instruments.  Any written instrument creating an obligation of the Trust shall, to the extent practicable, include a reference to the Declaration of Trust and provide that neither the shareholders of the Trust nor the Trustees nor any officers, employees or agents (including the Manager) of the Trust shall be liable thereunder and that all Persons shall look solely to the trust estate for the payment of any claim thereunder or for the performance thereof; provided, however, that the omission of such provision from any such instrument shall not render any shareholder, Trustee or officer, employee or agent (including the Manager) of the Trust liable, nor shall any shareholder, Trustee or officer, employee or agent (including the Manager) of the Trust be liable to any Person for such omission.

Section 9.4                                    Indemnification.

(a)                                 The Trust shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former Trustee or officer of the Trust and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity, or (ii) any individual who, while a present or former Trustee or officer of the Trust and at the request of the Trust, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advancement of expenses provided in the Declaration of Trust and the Bylaws shall vest immediately upon election of a Trustee or officer and neither the amendment nor repeal of this Section 9.4, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws inconsistent with this Section 9.4, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The Trust shall have the power, with the approval of the Board of Trustees, to provide such indemnification and advancement of expenses, (x) to a person that served a predecessor of the Trust in any of the capacities described in (i) or (ii) above, and (y) to any employee or agent of the Trust or a predecessor of the Trust. Except as otherwise provided in a provision of the Bylaws approved by the Board of Trustees, this Section 9.4(a) shall not obligate the Trust to indemnify or advance expenses to any person referenced in (i) or (ii) above for any proceeding initiated by such person against the Trust unless such proceeding was authorized by the Board of Trustees or is a proceeding to enforce rights to indemnification.

(b)                                 The Trust shall have the power, with the approval of the Board of Trustees, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any Person, including, (i) the Manager and its affiliates, and (ii) any present or former employee, manager or agent of the Trust, the Trust’s subsidiaries, the Manager, any former Manager or any affiliate of the Trust, the Trust’s subsidiaries, the Manager or any former Manager.

(c)                                  The indemnification and payment or reimbursement of expenses provided in this Section 9.4 shall not be deemed exclusive of or limit in any way any other rights to which any Person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of shareholders of the Trust or disinterested Trustees or otherwise.

Section 9.5                                    Transactions Between the Trust and its Trustees, Officers, Employees and Agents.

(a)                                 Subject to any express restrictions adopted by the Board of Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind, whether or not any of the Trustees, officers, employees or agents of the Trust or any affiliate of any of the foregoing Persons has a financial interest in such contract or transaction, with any Person, including any Trustee, officer, employee or agent of the Trust or any affiliate of any of the foregoing Persons or any Person in which any Trustee, officer, employee or agent of the Trust has a material financial interest.

(b)                                 To the extent permitted by Maryland law, a contract or other transaction between the Trust and any Trustee or officer of the Trust, between the Trust and any Person in which any Trustee or officer of the Trust is a director, trustee, general partner or officer or has a material financial interest, or between the Trust and the Manager or any affiliate of the Manager, any Person to which the Manager or any affiliate of the Manager provides management services or any Person in which the Manager, any affiliate of the Manager or any Person to which the Manager or any affiliate of the Manager provides management services has a financial interest, shall not be void or voidable if:

(i)                                     the fact of such other director, trustee, general partner or officer position or interest is disclosed to or known by:

(A)                               the Board of Trustees or a committee thereof, and the Board of Trustees or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested Trustees, even if the disinterested Trustees constitute less than a quorum or, if there are no disinterested Trustees, then the approval shall be by a majority vote of the entire Board of Trustees and by a majority vote of the Independent Trustees; or

(B)                               shareholders of the Trust entitled to vote on the matter, and the contract or transaction is authorized, approved, or ratified by a majority of the votes cast by shareholders of the Trust entitled to vote on the matter other than the votes of Shares owned of record or beneficially by the interested Trustee, officer, corporation, trust, firm or other Person; or

(ii)                                  the contract or other transaction is fair and reasonable to the Trust.

Common or interested Trustees or the Shares owned by them or by an interested officer, corporation, trust, firm or other Person may be counted in determining the presence of a quorum at a meeting of the Board of Trustees or a committee thereof or at a meeting of shareholders of the Trust, as the case may be, at which the contract or transaction is authorized, approved or ratified and may be counted for purposes of any other vote with respect to the contract or transaction. The presence of, or a vote cast by, a common or interested Trustee does not affect the validity of any action taken under clauses (i) or (ii) of this Section 9.5(b) if the contract or other transaction is otherwise authorized, approved or ratified as provided herein.

(c)                                  The failure of a contract or other transaction described in Section 9.5(b) to satisfy the criteria set forth in clause (i), (ii) or (iii) of Section 9.5(b) shall not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction shall be valid to the maximum extent permitted by Maryland law. To the maximum extent permitted by Maryland law, (i) the fixing by the Board of Trustees of compensation for a Trustee (whether as a Trustee or in any other capacity), and (ii) Section 9.4 or any provision of the Bylaws or any contract or transaction requiring or permitting indemnification (including advancement of expenses) in accordance with terms and procedures not materially less favorable to the Trust than those described in Section 2-418 (or any successor section thereto) of the MGCL (as in effect at the time such provision was adopted or such contract or transaction was entered into or as it may thereafter be in effect) shall be deemed to be fair and reasonable and have satisfied the criteria set forth in Section 9.5(b).

Section 9.6                                    Right of Trustees, Officers, Employees and Agents to Own Shares or Other Property and to Engage in Other Business.  Subject to any express restrictions adopted by the Board of Trustees in the Bylaws or by resolution: the Manager and its affiliates and any Trustee or officer, employee or agent of the Trust may acquire, own, hold and dispose of Shares, for its, his or her individual account, and may exercise all rights of a shareholder to the same extent and in the same manner as if it, he or she were not the Manager or an affiliate of the Manager or a Trustee or officer, employee or agent of the Trust. The Manager and its affiliates and any Trustee or officer, employee or agent of the Trust may, in its, his or her personal capacity or in the capacity of trustee, officer, director, stockholder, partner, member, advisor or employee of any Person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with those of the Trust and may include the origination, acquisition, syndication, holding, management, development, operation or disposition, for its, his or her own account, or for the account of such Person or others, including others to which the Manager or its affiliates provides management services, of interests in mortgages or other loans, debt obligations or securities secured by real property or interests in Persons directly or indirectly owning real property, interests in Persons directly or indirectly owning real property or interests in Persons engaged in the real estate business. Each Trustee, officer, employee and agent of the Trust shall be free of any obligation to present to the Trust any investment opportunity which comes to him or her in any capacity other than solely as a Trustee, officer, employee or agent of the Trust even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust. Any Trustee or officer, employee or agent of the Trust may be interested as a trustee, officer, director, stockholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any Person who may be engaged to render advice or services or provide goods to the Trust, and may receive compensation from such Person or compensation from the Trust in that capacity, as well as compensation as a Trustee, officer, employee or agent or otherwise hereunder.

Section 9.7                                    Persons Dealing with Trustees, Officers, Employees or Agents.  Any act of the Trustees or of the officers, employees or agents of the Trust purporting to be done in their capacity as such, shall, as to any Persons dealing with such Trustees, officers, employees or agents, be conclusively deemed to be within the purposes of the Trust and within the powers of such Trustees or officers, employees or agents. No Person dealing with the Board or any of the Trustees or with the officers, employees or agents of the Trust shall be bound to see to the application of any funds or property passing into their hands or control. The receipt of the Board or any of the Trustees, or of authorized officers, employees or agents of the Trust, for moneys or other consideration, shall be binding upon the Trust.

Section 9.8                                    Reliance.  Each Trustee, officer, employee and agent of the Trust shall, in the performance of his or her duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Trust or by the Manager, accountants, appraisers or other experts or consultants selected by the Board of Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

ARTICLE X

AMENDMENTS

Section 10.1                             General.  The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders of the Trust, Trustees and officers are granted subject to this reservation. All references to the Declaration of Trust shall include all amendments and supplements thereto.

Section 10.2                             By Trustees.  The Board of Trustees with the approval by two thirds of the Trustees then in office may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by or approval of the shareholders of the Trust, to qualify for taxation as a REIT or as a real estate investment trust under Title 8 and as otherwise provided in Section 8-501(e) of Title 8 and the Declaration of Trust, including, to the extent permitted by law, supplying any omission, curing any ambiguity, correcting any defective or inconsistent provision or error or clarifying the meaning and intent of the Declaration of Trust. If permitted by Maryland law as in effect from time to time, the Board of Trustees may amend the Declaration of Trust from time to time in any other respect, in accordance with such law, without any action by or approval of the shareholders of the Trust.

Section 10.3                             By Shareholders.  Except as otherwise provided in Section 10.2 and subject to the following sentence, any amendment to the Declaration of Trust must first be approved by 60% of the Trustees then in office, including 60% of the Independent Trustees then in office, and then shall be valid only if approved by, (a) the affirmative vote of a majority of all of the votes entitled to be cast on the matter, or (b) if Maryland law hereafter permits the effectiveness of a vote described in this clause (b), the affirmative vote of a majority of all of the votes cast on the matter. Any amendment to Section 5.3(b) or Section 5.4 or to this sentence of the Declaration of Trust shall be valid only if approved by the Board of Trustees and then by the affirmative vote of two thirds of all the votes entitled to be cast on the matter.

ARTICLE XI

MERGER, CONVERSION, CONSOLIDATION OR SALE OR TRANSFER OF TRUST ASSETS

Section 11.1                             Merger, Conversion or Consolidation.  Subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, the Trust may, (a) merge with or into one or more other entities, (b) convert into another entity, or (c) consolidate with one or more other entities into a new entity. Any such action must first be approved by 60% of the Trustees then in office, including 60% of the Independent Trustees then in office, and, to the extent a shareholder vote is required under Title 8, then approved by, (a) the affirmative vote of a majority of all the votes entitled to be cast on the matter, or (b) if Maryland law hereafter permits the effectiveness of a vote described in this clause (b), the affirmative vote of a majority of all of the votes cast on the matter.

Section 11.2                             Sale or Transfer of All or Substantially All Trust Assets.  Subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, the Trust may sell, lease, exchange or otherwise transfer all or substantially all of the Trust’s assets. Any such action must first be approved by 60% of the Trustees then in office, including 60% of the Independent Trustees then in office, and, to the extent a shareholder vote is required under Title 8, then approved by, (a) the affirmative vote of a majority of all the votes entitled to be cast on the matter, or (b) if Maryland law hereafter permits the effectiveness of a vote described in this clause (b), the affirmative vote of a majority of all of the votes cast on the matter.

ARTICLE XII

DURATION AND TERMINATION OF TRUST

Section 12.1                             Duration.  The Trust shall continue perpetually unless terminated pursuant to Section 12.2.

Section 12.2                             Termination.

(a)                                 Subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, the Trust may be terminated and its business and affairs wound up and remaining assets distributed to shareholders of the Trust upon: (i) the approval by 60% of the Trustees then in office, including 60% of the Independent Trustees then in office, which action is approved by, (A) the affirmative vote of a majority of all of the votes entitled to be cast on the matter, or (B) if Maryland law hereafter permits the effectiveness of a vote described in this clause (B), the affirmative vote of a majority of all of the votes cast on the matter; (ii) the sale or transfer of all or substantially all of the Trust’s assets, unless otherwise determined by the Board of Trustees; or (iii) the reduction of the number of the Trust’s shareholders to zero. Upon the termination of the Trust:

(i)                                     The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)                                  The Board of Trustees shall wind up the affairs of the Trust and all of the powers of the Board of Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining assets of the Trust to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other assets of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

(iii)                               After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as the Board of Trustees deems necessary for its protection, the Trust may distribute the remaining assets of the Trust among the shareholders of the Trust so that, after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares then outstanding shall be entitled, the remaining assets of the Trust shall, subject to any participating or similar rights of Shares then outstanding, be distributed ratably among the holders of Common Shares then outstanding.

(b)                                 After termination of the Trust, the liquidation of its business and the distribution to the shareholders of the Trust as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders of the Trust shall cease.

ARTICLE XIII

MISCELLANEOUS

Section 13.1                             Governing Law.  The Declaration of Trust is executed and delivered with reference to the laws of the State of Maryland, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland.

Section 13.2                             Ambiguity.  In the case of an ambiguity in the meaning or application of any provision of the Declaration of Trust or any definition contained in the Declaration of Trust, the Board of Trustees shall have the sole power to determine the meaning and application of such provision(s) with respect to any situation based on the facts known to it and such determination by the Board shall be final and binding unless a court, arbitration panel or other adjudicative body, in each case, of competent jurisdiction finds such determination of the Board to have been made in bad faith.

Section 13.3                             Reliance by Third Parties.  Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders of the Trust; (b) the due authorization of the execution by or on behalf of the Trust of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees, a committee thereof, or the shareholders of the Trust; (d) any action taken by the Board, or a committee thereof, by written consent; (e) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (f) an amendment or supplement to the Declaration of Trust; (g) the termination of the Trust; or (h) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any Trustee, officer, employee or agent of the Trust.

Section 13.4                             Severability.

(a)                                 The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted (including the election of Trustees) prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

(b)                                 If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability in such jurisdiction and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 13.5                             Construction.

(a)                                 In the Declaration of Trust, unless the context otherwise requires: (i) words used in the singular or in the plural include both the plural and singular; (ii) references to the Declaration of Trust and all expressions like “herein,” “hereof” and “hereunder” shall be deemed to refer to the Declaration of Trust as amended or supplemented from time to time, including as affected by any such amendments and supplements; (iii) “or,” “either” and “any” are not exclusive; (iv) “including” and its variants mean “including, without limitation,” and its variants; (v) references to “written,” “in writing” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (vii) “Articles” and “Sections” refer to Articles and Sections of the Declaration of Trust unless otherwise specified; (viii) “Dollars” and “$” mean U.S. Dollars; (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (x) “Person” means and includes individuals, corporations, limited liability companies, real estate investment trusts, partnerships, statutory and other trusts, associations, firms, joint ventures and other entities, whether or not legal entities, as well as governments and agencies and political subdivisions thereof, and any quasigovernmental agencies or instrumentalities.

(b)                                 The headings in the Declaration of Trust are for reference purposes only and shall not in any way affect the meaning or interpretation of the Declaration of Trust. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder and any successor statute or statutory provision. References to any Person include the successors and permitted assigns of that Person. References to any agreement, document or instrument are to that agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.

(c)                                  In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code, to Title 8 or to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6, 7 and 8, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of “corporation” for purposes of such provisions.

Section 13.6                             Independent Significance.  Any action validly taken pursuant to one provision of the Declaration of Trust shall not be deemed invalid solely because it is identical or similar in substance to an action that could have been taken pursuant to another provision of the Declaration of Trust but fails to satisfy one or more requirements prescribed by such other provision.

Section 13.7                             Election to be Subject to Part of Title 3, Subtitle 8.  Notwithstanding any other provision contained in the Declaration of Trust or the Bylaws, the Trust hereby elects to be subject to Section 3-804(b) and (c) of Title 3, Subtitle 8 of the Maryland General Corporation Law.

SECOND:  These Articles of Amendment and Restatement have been duly advised by the Board of Trustees and approved by the sole shareholder of the Trust as required by law.

THIRD:   The name and address of the Trust’s current resident agent are as set forth in Article IV of these Articles of Amendment and Restatement.

FOURTH: The number of Trustees of the Trust and the names of those currently serving are as set forth in Article V of the foregoing amended and restated Declaration of Trust of the Trust.

FIFTH:  These Articles of Amendment and Restatement shall become effective at 3:00 p.m. on January 11, 2018.